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CONTACT:
RENEX CORP.                           -or-     INVESTOR RELATIONS COUNSEL
James P. Shea, President & CEO                 The Equity Group Inc.
Orestes L. Lugo, VP & CFO                      Linda Latman      (212) 836-9609
(305) 448-2044                                 Loren Goldstein   (212) 836-9604

                              FOR IMMEDIATE RELEASE

               RENEX CORP. ANNOUNCES SHARE REPURCHASE PROGRAM AND
                             SHAREHOLDER RIGHTS PLAN

            COMPANY TO BUY BACK UP TO 500,000 SHARES OF COMMON STOCK

CORAL GABLES, FL -- November 5, 1998 -- Renex Corp. (Nasdaq National Market:RENX) today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of Renex common stock. The shares may be purchased from time to time in open market transactions, depending on price, availability and the Company's cash position. The shares will be held in treasury for use in conjunction with the Company's Employee Stock Option Plan and other general corporate purposes. At November 4, 1998, there were approximately 7 million shares of Renex common stock outstanding.

James P. Shea, President and Chief Executive Officer of Renex, stated "Our Board decided to take this action because they believe that our shares represent excellent value at current price levels. As insiders currently own approximately 33% of outstanding shares, we, along with our public shareholders, stand to benefit from reduced share dilution stemming from this buy back."

In addition, the Board of Directors of the Company has approved a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Renex Corp. common stock. Under the plan, in specified circumstances when the rights can be exercised, each Right will entitle shareholders to purchase one one-hundredth of a share of the Company's new Series A Junior Participating Preferred Stock at an exercise price of $25.00. The Rights will be exercisable only if a person or group acquires 20% or more of the Company's common stock, announces a tender offer for 20% or more of the common stock ("an Acquiring Person"), or the Board makes a determination that a person is an "Adverse Person." The Company will be entitled to redeem the Rights at $.001 per Right at any time before a 20% position has been actually acquired.

If (1) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person or Adverse Person, (2) a person or group acquires 20% or more of the Company's Common Stock, or (3) the Board determines such a person or group is an Adverse


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Renex Corp. News Release                                                  Page 2
November 5, 1998

Person (as defined in the Plan), each Right will entitle its holder to purchase at the Right's then current exercise price, a number of shares of the Company's common stock having a market value at that time of twice the Right's exercise price.

If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. The Rights also provide for protection against self-dealing transactions by a control shareholder.

The Rights are not being granted in response to any effort by a third party to acquire control of the Company and the Board is not aware of any such effort. The Rights are designed to assure that all Renex Corp. shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all shareholders a control premium.

Mr. Shea stated, "The Rights are intended to enable all Renex Corp. shareholders to realize the long-term value of their investment in Renex Corp. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

The dividend distribution will be made on November 9, 1998, payable to shareholders of record on November 6, 1998. The Rights will expire, if not previously exercised, ten years later, on November 6, 2008. The Rights distribution is not taxable to shareholders.

Details of the Rights distribution are contained in a summary that will be mailed to all Renex Corp. shareholders and will also be included in a registration statement on Form 8-K to be filed with the Securities and Exchange Commission on November 6, 1998.

Renex Corp. provides dialysis and ancillary services to approximately 1,100 patients suffering from chronic kidney failure, generally referred to as end stage renal disease. The Company provides dialysis services through 20 outpatient facilities and one staff assisted home dialysis program. Additionally, the Company provides in-patient acute dialysis services at 14 hospitals.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INHERENTLY INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. RENEX CORP. WILL NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

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